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                                 EXHIBIT 11.1
                            RED BRICK SYSTEMS, INC.
                              STATEMENT REGARDING
                       COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                               Three Months Ended
                                                                     March 31,
                                                            ----------------------------
                                                                1997             1996
                                                            ------------     -----------
Net income (loss)                                           $ (6,361,556)    $   433,935
                                                            ============     ===========

Computations of weighted average common
  and common equivalent shares outstanding:
      Weighted average common shares outstanding              11,432,797      10,011,308
      Weighted average common equivalent
        shares attributable to stock options and warrants              0       2,242,302
                                                            ------------     -----------
          Shares used in computing net income
            (loss) per share                                  11,432,797      12,253,610
                                                            ============     ===========
Net income (loss) per share                                 $      (0.56)    $      0.04
                                                            ============     ===========
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Fully diluted computation not presented since such amounts differ by less than
3% of the net income per share amount shown above.